EXHIBIT 99.2

T · · Mobile · Investor Factbook

Q3 2017

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# FORCING CHANGE.

T · · Mobile ·
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T-Mobile US, Inc.
Investor Factbook
T-Mobile US Reports Third Quarter 2017 Results

T-Mobile Delivers Record Financial Results in Q3 2017,
Raises Guidance for 2017 - Once Again

Records for Service Revenues, Net Cash Provided by Operating Activities and Free Cash Flow with Strong Net Income of $550 Million, and Record Q3 Adjusted EBITDA of $2.8 Billion

Strong Financial Performance (all percentages year-over-year):

•	Record service revenues of $7.6 billion, up 7% - expect to lead industry in growth for 14th quarter in a row

•	$10.0 billion total revenues, up 8% - expect to lead the industry in growth for 17th time in last 18 quarters

•	Strong net income of $550 million, up 50%. Diluted earnings per share ("EPS") of $0.63, up 50%

•	Record Q3 $2.8 billion Adjusted EBITDA, up 5%(1). Adjusted EBITDA excluding spectrum gains up 12%

•	Record net cash provided by operating activities of $2.4 billion, up 36%

•	Record free cash flow of $921 million, up 59%(1)
Customer Growth Expected to Lead the Industry:
•1.3 million total net additions - 18 straight quarters of adding more than 1 million
•817,000 total branded postpaid net additions - expect to lead industry for the 7th consecutive quarter
•595,000 branded postpaid phone net additions - expect to lead the industry for the 15th consecutive quarter
•226,000 branded prepaid net additions - led by the success of MetroPCS

•	1.23% postpaid phone churn - down 9 bps YoY

Strong Network and Distribution Expansion:

•	316 million Americans covered today and targeting 321 million by the end of 2017

•	15 quarters in a row with the fastest download and upload speeds - widening the gap versus the competition

•
600 MHz deployment underway, more than 1.2 million sq mi to be clear in 2017, first sites lit up in Q3, first handset hit the market in October with another device expected to be ready for the 2017 Holiday season

•	3,000 total new stores planned for 2017, with 1,200 new T-Mobile and 1,300 net new MetroPCS stores opened year-to-date

Continued strong outlook for 2017:

•	Raising and narrowing guidance range for branded postpaid net customer additions to 3.3 - 3.6 million from 3.0 - 3.6 million

•	Net income is not available on a forward looking basis(2)

•
Raising and narrowing Adjusted EBITDA target for the second time this year to $10.8 - $11.0 billion from $10.5 - $10.9 billion, which includes unchanged guidance on leasing revenues of $0.85 - $0.95 billion(1)

•	Maintaining guidance of $4.8 - $5.1 billion of cash purchases of property and equipment, excluding capitalized interest; expect to be at the high end of our guidance range

•	Three-year compound annual growth rates (CAGRs) for net cash provided by operating activities and free cash flow from FY 2016 to FY 2019 remain unchanged at 15% - 18% and 45% - 48%, respectively(1)
________________________________________________________________

(1)
Adjusted EBITDA is a non-GAAP financial measure and Free Cash Flow is a non-GAAP financial metric. These non-GAAP financial items should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial items to the most directly comparable GAAP financial items are provided in the financial tables on pages 26 - 34.

(2)
T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

Total Branded Postpaid Net Additions
(in thousands)

CUSTOMER METRICS
Branded Postpaid Customers

▪
Branded postpaid phone net customer additions were 595,000 in Q3 2017, compared to 533,000 in Q2 2017 and 851,000 in Q3 2016. This is expected to mark the 15th consecutive quarter that T-Mobile has led the industry in branded postpaid phone net customer additions.

▪
During the third quarter of 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and reclassified 253,000 DIGITS customers net additions from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

▪
Sequentially, branded postpaid phone net customer additions increased primarily due to higher gross customer additions driven by back to school seasonality and strong customer response to promotional activities and Un-carrier initiatives, including Netflix On Us. These were partially offset by higher branded postpaid phone churn from increased competitive activity in the marketplace, seasonality and the negative impact from hurricanes.

▪
The year-over-year decrease was primarily due to lower gross customer additions from increased competitive activity in the marketplace, the split and shift in iPhone launch timing, and the negative impact from hurricanes.

▪
On September 1, 2016, T-Mobile sold its marketing and distribution rights to certain existing T-Mobile co-branded customers to a current MVNO partner (the "MVNO Transaction"). The MVNO Transaction resulted in a transfer of branded postpaid phone customers and branded prepaid customers to wholesale customers.

▪	Branded postpaid other net customer additions were 222,000 in Q3 2017, compared to 284,000 in Q2 2017 and 118,000 in Q3 2016.

▪	The sequential decrease was primarily due to lower net additions resulting from DIGITS due to lower promotional activity. DIGITS net additions were 83,000 in Q3 2017.

Branded Postpaid Phone Churn

Total Branded Prepaid Net Additions
(in thousands)

Branded Prepaid Churn

▪	The year-over-year increase was primarily due to the strength of SyncUP DRIVETM launched in Q4 2016 as well as the launch of DIGITS in Q2 2017.

▪
Branded postpaid net customer additions were 817,000 in Q3 2017, compared to 817,000 in Q2 2017 and 969,000 in Q3 2016. This is expected to mark the 7th consecutive quarter that T-Mobile has led the industry in branded postpaid net customer additions.

▪	Branded postpaid phone churn was a Q3 record-low of 1.23% in Q3 2017, up 13 basis points from 1.10% in Q2 2017 and down 9 basis points from 1.32% in Q3 2016.

▪	The sequential increase in branded postpaid phone churn was primarily due to seasonal factors and an increase in competitive activity in the marketplace.

▪	The year-over-year decrease in branded postpaid phone churn was primarily due to the MVNO Transaction, as the customers transferred had a higher rate of churn.

Branded Prepaid Customers

▪	Branded prepaid net customer additions were 226,000 in Q3 2017, compared to 94,000 in Q2 2017 and 684,000 in Q3 2016.

▪
The sequential increase was primarily due to higher gross customer additions from the success of MetroPCS promotions in the quarter and lower churn for legacy T-Mobile prepaid customers, partially offset by higher MetroPCS deactivations from increased competitive activity in the marketplace.

▪	The year-over-year decrease was primarily driven by higher MetroPCS deactivations from a growing customer base and increased competitive activity in the marketplace.

▪	Migrations to branded postpaid plans reduced branded prepaid net customer additions in Q3 2017 by approximately 165,000, down from 170,000 in Q2 2017 and down from 250,000 in Q3 2016.

▪	Branded prepaid churn was 4.25% in Q3 2017, compared to 3.91% in Q2 2017 and 3.82% in Q3 2016.

▪	The sequential and year-over-year increase was primarily due to higher MetroPCS churn from increased competitive activity in the marketplace.

Total Branded Net Additions
(in thousands)

Wholesale Net Additions
(in thousands)

Total Net Additions
(in thousands)

Total Branded Customers

▪	Total branded net customer additions were 1,043,000 in Q3 2017, compared to 911,000 in Q2 2017 and 1,653,000 in Q3 2016.

Wholesale Customers

▪	Wholesale net customer additions were 286,000 in Q3 2017, compared to 422,000 in Q2 2017 and 317,000 in Q3 2016.

▪
We believe current and future regulatory changes have made the Lifeline program offered by our wholesale partners uneconomical. We will continue to support our wholesale partners offering the Lifeline program, but have excluded the Lifeline customers from our reported wholesale subscriber base, resulting in the removal of 160,000 and 4,368,000 reported wholesale customers as of the beginning of Q3 2017 and the beginning of Q2 2017, respectively. No further Lifeline adjustments are expected in future periods.

▪	Sequentially, the decrease was primarily due to higher customer deactivations, partially offset by higher gross customer additions.

▪	Year-over-year, the decrease was primarily due to lower gross customer additions, partially offset by lower customer deactivations.

Total Customers

▪
Total net customer additions were 1,329,000 in Q3 2017, compared to 1,333,000 in Q2 2017 and 1,970,000 in Q3 2016. This was the 18th consecutive quarter in which T-Mobile has added more than one million total net customers.

▪	T-Mobile ended Q3 2017 with 70.7 million total customers.

Depth of T-Mobile's Nationwide Low-Band Spectrum (600 MHz and 700 MHz)

Total Low-Band
(600, 700, 850)
~60
~50
-40
~30
~20

NETWORK

▪
T-Mobile continues to increase the depth, breadth and functionality of "America's Best Unlimited Network" by adding new spectrum, re-farming existing spectrum, and implementing new technology. Collectively, these network advancements are providing improved network performance and reliability for T-Mobile's customers.

600 MHz Spectrum Update

▪
At the end of Q3 2017, T-Mobile owned a nationwide average of 31 MHz of 600 MHz low-band spectrum covering 325 million POPs. T-Mobile now owns approximately 41 MHz in the low-band (600 MHz and 700 MHz), quadrupling its pre-auction low-band holdings. The purchased spectrum covers 100% of the U.S.

▪	T-Mobile expects that at least 10 MHz of 600 MHz spectrum covering over 1.2 million square miles and approximately 62 million POPs will be clear and available for deployment in 2017.

▪
T-Mobile has actively engaged with broadcasters to accelerate FCC clearance timelines and recently concluded a deal with FOX TV's WWOR-TV station in New York City. As part of the agreement, T-Mobile will assist WWOR-TV in repacking its 600 MHz spectrum in early 2018, accelerating the final repacking process by 16 months and reducing overall costs for the Incentive Auction Relocation Fund. T-Mobile has entered into a number of similar agreements with several parties that will, in aggregate and including the deal with WWOR-TV, accelerate clearing for an additional 35 million POPs into 2018. T-Mobile remains committed to assisting broadcasters occupying 600 MHz spectrum to move to new frequencies.

▪
In addition to spectrum clearing, T-Mobile has already commenced deployments of 600 MHz spectrum. The first market of Cheyenne, Wyoming launched in August 2017 and was shortly followed by Scarborough, Maine. Additional areas scheduled for 600 MHz deployment in 2017 include rural areas of Oregon, Texas, Kansas, Maine, Wyoming, Oklahoma, North Dakota, North Carolina, Pennsylvania, Virginia, and Washington.

▪
With the October introduction of the LG V30, 600 MHz compatible handsets are now officially on the market with one additional device expected to arrive in time for the 2017 Holiday season. We also expect the majority of new devices introduced in 2018 to be compatible with our 600 MHz spectrum.

T-Mobile Average Spectrum Ownership,
All Markets
(Band, in MHz)

+39%
79
110
40
29
10
40
29
10
31
Pre-Auction Close
3Q17
600 MHz
700 MHz
PCS
AWS

T-Mobile Projected Coverage Map
(as of December 31, 2017)
LTE Download Speeds and
Upload Speeds - 3Q17
(in Mbps, D/L at Base, U/L at Top)
Based on T-Mobile’s analysis of national LTE results from Ookla® Speedtest data.

▪	A portion of our 600 MHz spectrum holdings will be used to deploy America's first nationwide 5G network expected in 2019/2020.
Spectrum Growth

▪
At the end of Q3 2017, T-Mobile owned an average of 110 MHz of spectrum nationwide, an increase of 39% in spectrum holdings compared to before the conclusion of the broadcast incentive auction. The spectrum is comprised of an average of 31 MHz in the 600 MHz band, 10 MHz in the 700 MHz band, 29 MHz in the 1900 MHz PCS band and 40 MHz in the AWS band.

Network Coverage Growth

▪	T-Mobile continues to expand its coverage breadth and now covers 316 million people with 4G LTE.

▪	We are targeting to cover 321 million people with 4G LTE by year-end 2017.

▪
T-Mobile has 700 MHz A-Block spectrum holdings covering 272 million people or approximately 84% of the U.S. population. The spectrum covers all of the top 10 market areas and 29 of the top 30 market areas in the U.S.

▪	T-Mobile has substantially completed the deployment of its 700 MHz A-Block spectrum. "Extended Range LTE" is now live in 602 market areas covering 271 million people.
Network Speed Leadership

▪
T-Mobile continues to have the fastest nationwide 4G LTE network in the U.S. based on both download and upload speeds from millions of user-generated tests. This is the 15th consecutive quarter that T-Mobile has led the industry in both download and upload speeds. T-Mobile's network is built for unlimited and is "America's Best Unlimited Network."

▪	In Q3 2017, T-Mobile’s average 4G LTE download speed was 29.3 Mbps, compared to Verizon at 23.8 Mbps, AT&T at 22.8 Mbps and Sprint at 19.8 Mbps.

▪	In Q3 2017, T-Mobile's average 4G LTE upload speed was 11.8 Mbps, compared to Verizon at 8.6 Mbps, AT&T at 7.1 Mbps and Sprint at 4.2 Mbps.

4x4 MIMO

Network Capacity Growth

▪
T-Mobile continues to expand its capacity through the re-farming of existing spectrum and implementation of new technologies including Voice over LTE ("VoLTE"), Carrier Aggregation, 4x4 MIMO, 256 Quadrature Amplitude Modulation ("QAM"), and LTE Unlicensed ("LTE-U").

▪
VoLTE currently comprises approximately 75% of total voice calls in Q3 2017 compared to 72% in Q2 2017 and 61% in Q3 2016. Moving voice traffic to VoLTE frees up spectrum and allows for the transition of spectrum currently used for 2G and 3G to 4G LTE. T-Mobile is leading the U.S. wireless industry in the rate of VoLTE adoption.

▪	Carrier aggregation is live for T-Mobile customers in over 800 markets. This advanced technology delivers superior speed and performance by bonding multiple discrete spectrum channels together.

▪
4x4 MIMO is currently available in over 460 markets. This technology effectively delivers twice the speed and incremental network capacity to customers by doubling the number of data paths between the cell site and a customer's device.

▪
T-Mobile has rolled out 256 QAM in over 900 markets. 256 QAM increases the number of bits delivered per transmission to enable faster speed. T-Mobile is the first carrier globally to have rolled out the combination of carrier aggregation, 4x4 MIMO and 256 QAM, maximizing customer speeds with capable handsets.

Retail Footprint
(in thousands)

T-Mobile

MetroPCS

*	Approximately 200 third party payment centers have been excluded from the MetroPCS retail footprint as of the beginning of the first quarter of 2017.

**	New doors for MetroPCS are net of closures.

DISTRIBUTION

▪
T-Mobile’s network expansion provides a unique opportunity to grow our distribution footprint by 30 to 40 million POPs from the beginning of 2016 through year-end 2017, bringing our total distribution footprint to 260 to 270 million people.

▪	To reach that target, we plan to open an additional 3,000 stores in 2017, including 1,500 new T-Mobile stores and 1,500 net new MetroPCS stores.

▪
Year-to-date, we have built 1,200 new T-Mobile stores and 1,300 net new MetroPCS stores. By year end 2017, we expect to have nearly 17 thousand combined locations, including branded and non-exclusive locations, where our customers can buy our products.

▪
Many of these additional stores are in geographic areas where T-Mobile had not previously competed. In 2017, we have opened T-Mobile stores in approximately 500 cities and towns where we had not previously had a retail presence.

UN-CARRIER INITIATIVES
Un-carrier Updates

▪
Un-carrier Next: Netflix On Us: On September 12th, T-Mobile launched its latest Un-carrier initiative, Netflix On Us, that provides every qualifying T-Mobile ONE family plan with a free Netflix standard subscription. This move brings Netflix's award-winning content together with T-Mobile's award-winning unlimited network. While the Duopoly struggles to deliver unlimited, programs like Netflix On Us prove that T-Mobile's network is differentiated as it is built for Unlimited.

▪	Costs associated with Netflix On Us are treated as a reduction of service revenue.

Devices Sold or Leased
(in million units)
	Q3 2016	Q2 2017	Q3 2017
Total Company
Phones	8.8	8.3	8.7
Mobile broadband devices	0.4	0.3	0.5
Total Company	9.2	8.6	9.2

DEVICES

▪	Total devices sold or leased were 9.2 million units in Q3 2017, compared to 8.6 million units in Q2 2017 and 9.2 million units in Q3 2016.

▪	Total phones (smartphones and non-smartphones) sold or leased were 8.7 million units in Q3 2017, compared to 8.3 million units in Q2 2017 and 8.8 million units in Q3 2016.

▪	The upgrade rate for branded postpaid customers was approximately 6%, down from approximately 7% in both Q2 2017 and Q3 2016.

▪	Device sales and upgrade rates were impacted by the split and shift in iPhone launch timing. We believe these will likely increase once customers have a full choice of devices.

Total EIP Receivables, net and QoQ
Change in Total EIP Receivables
($ in millions)

QoQ Chng in Total EIP     — Total EIP Rec., net

DEVICE FINANCING
Equipment Installment Plans (EIP)

▪	T-Mobile provided $1.487 billion in gross EIP device financing to its customers in Q3 2017, down 10.3% from $1.657 billion in Q2 2017 and up 8.4% from $1.372 billion in Q3 2016.

▪	Sequentially, the decrease was primarily due to fewer EIP unit sales despite strong overall unit sales.

▪
Year-over-year, the increase was primarily due to growth in the gross amount of equipment financed on EIP and certain customers on leased devices reaching the end of their lease terms who financed their devices over nine-month EIP.

▪	Customers on T-Mobile plans had associated EIP billings of $1.481 billion in Q3 2017, up 5.6% compared to $1.402 billion in Q2 2017 and up 6.2% from $1.394 billion in Q3 2016.

▪
Total EIP receivables, net of imputed discount and allowances for credit losses, were $3.236 billion at the end of Q3 2017, compared to $3.162 billion at the end of Q2 2017 and $2.508 billion at the end of Q3 2016.

▪
The sequential increase was primarily due to additional EIP device financing including certain customers on leased devices reaching the end of their lease terms and financing their devices over nine-month EIP. These increases were partially offset by an increase in EIP billings.

▪	The year-over-year increase was primarily due to growth in the gross EIP device financing driven by the re-emphasis of EIP in early 2016, partially offset

Leased Devices Transferred to P&E,
net and Lease Revenues
($ in millions)

Lease Revenues

Leased Devices Trans. to P&E

by an increase in EIP billings. The increase was also due to certain customers on leased devices reaching the end of their lease terms and financing their devices over nine-month EIP.

Leasing Plans

▪	Leased devices transferred to property and equipment from inventory, net was $97 million in Q3 2017, compared to $(3) million in Q2 2017 and $48 million in Q3 2016.

▪
The sequential and year-over-year increase was primarily due to customers upgrading their previously leased devices and an increase in the variety of handset models included in our leasing programs. Additionally, the sequential increase was driven by lower returned leased devices primarily due to a shift from leasing to EIP in early 2016.

▪
Leased devices transferred from inventory to property and equipment was $262 million and Leased devices transferred from property and equipment to inventory was $165 million, resulting in a net transfer of $97 million in Q3 2017.

▪
Depreciation expense associated with leased devices was $189 million in Q3 2017, compared to $268 million in Q2 2017 and $367 million in Q3 2016. The sequential and year-over-year decreases are due to a lower number of devices under lease.

▪	Leased devices included in property and equipment, net were $739 million at the end of Q3 2017, compared to $828 million at the end of Q2 2017 and $1.559 billion at the end of Q3 2016.

▪	Lease revenues were $159 million in Q3 2017, compared to $234 million in Q2 2017 and $353 million in Q3 2016.

▪
Future minimum lease payments expected to be received were $522 million at the end of Q3 2017, up from $508 million at the end of Q2 2017 and down from $924 million at the end of Q3 2016. Future minimum lease payments exclude optional residual buy-out amounts at the end of the lease term.

Hurricane Impacts
(in millions, except per share amounts, ARPU, ABPU, and bad debt expense and losses from sales of receivables as a percentage of total revenues)
Increase (Decrease)	Q3 2017	YTD 2017
Revenues
Branded postpaid revenues	$(20)	$(20)
Of which, branded postpaid phone revenues	(19)	(19)
Branded prepaid revenues	(11)	(11)
Total service revenues	(31)	(31)
Equipment revenues	(8)	(8)
Total revenues	$(39)	$(39)

Operating expenses
Cost of services	$69	$69
Cost of equipment sales	4	4
Selling, general and administrative	36	36
Of which, bad debt expense	20	20
Total operating expense	$109	$109

Operating income	$(148)	$(148)
Net income	$(90)	$(90)

Earnings per share - basic	$(0.11)	$(0.11)
Earnings per share - diluted	$(0.10)	$(0.10)

Operating measures
Bad debt expense and losses from sales of receivables as a percentage of total revenues	0.20%	0.07%
Branded postpaid phone ARPU	$(0.19)	$(0.07)
Branded postpaid ABPU	$(0.18)	$(0.06)
Branded prepaid ARPU	$(0.18)	$(0.06)

Non-GAAP financial measures
Adjusted EBITDA	$(148)	$(148)

HURRICANE IMPACTS

During Q3 2017, our operations in Texas, Florida and Puerto Rico experienced losses related to hurricanes. Based on our preliminary assessment, the approximate impacts for Q3 2017 from lost revenue, assets damaged or destroyed and other hurricane related costs are included in the table. As of September 30, 2017, our loss assessment is ongoing and we expect additional expenses to be incurred and customer activity to be impacted in the fourth quarter of 2017, primarily related to our operations in Puerto Rico. We have not recognized any potential insurance recoveries related to those hurricane losses as we continue to assess the damage and work with our insurance carriers.

Total Bad Debt Expense and Losses from Sales of Receivables
($ in millions, % of Total Revs (1))

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See Effect of Change in Accounting Principle table for further detail.

CUSTOMER QUALITY

▪	Total bad debt expense and losses from sales of receivables was $190 million in Q3 2017, compared to $162 million in Q2 2017 and $177 million in Q3 2016.

▪
As a percentage of total revenues, total bad debt expense and losses from sales of receivables was 1.90% in Q3 2017, compared to 1.59% in Q2 2017 and 1.90% in Q3 2016. The impact from hurricanes for Q3 2017 was an increase of 0.20%.

▪
Sequentially, total bad debt expense and losses from sales of receivables increased by $28 million. As a percentage of total revenues, bad debt expense and losses from sales of receivables increased 31 basis points sequentially. The increases in both measures were primarily due to seasonality and the negative impact from hurricanes of $20 million.

▪
Year-over-year, total bad debt expense and losses from sales of receivables increased by $13 million. As a percentage of total revenues, bad debt expense and losses from sales of receivables stayed flat as the negative impact from hurricanes of $20 million was partially offset by a decrease in bad debt expense primarily associated with the MVNO Transaction.

▪
Including the EIP receivables sold, total EIP receivables classified as Prime were 52% of total EIP receivables at the end of Q3 2017, flat compared to 52% at the end of Q2 2017 and down compared to 53% at the end of Q3 2016. Excluding the receivables sold, EIP receivables classified as Prime were 43% at the end of Q3 2017, flat compared to 43% at the end of Q2 2017 and up compared to 42% at the end of Q3 2016.

Branded Postpaid Phone ARPU
($ per month)

Branded Postpaid ABPU
($ per month)

OPERATING METRICS
Branded Postpaid Phone ARPU

▪	Branded postpaid phone ARPU was $46.93 in Q3 2017, down 0.3% from $47.07 in Q2 2017 and down 2.5% from $48.15 in Q3 2016.

▪
Sequentially, the slight decrease was due to the continued adoption of T-Mobile ONE including taxes, fees and dilution from promotional activities as well as the negative impact from hurricanes of $0.19.

▪
Year-over-year, the decrease was due to the continued adoption of T-Mobile ONE including taxes, fees and dilution from promotional activities as well as the negative impact from hurricanes of $0.19. These decreases were partially offset by the MVNO transaction and Data Stash.

▪
T-Mobile continues to expect that branded postpaid phone ARPU in full-year 2017 will be generally stable compared to full-year 2016, with some quarterly variations driven by the actual migrations to T-Mobile ONE rate plans, including Un-carrier Next.

▪	Branded postpaid phone ARPU includes the impact of the reclassification of 43,000 DIGITS average customers and related revenue to the "Branded postpaid other customers" category for Q2 2017.

▪	Prior to the reclassification of DIGITS, branded postpaid ARPU was $47.01 for Q2 2017 compared to $47.07 after the reclassification.

Branded Postpaid ABPU

▪	Branded postpaid ABPU was $59.89 in Q3 2017, down 0.8% from $60.40 in Q2 2017 and down 5.5% from $63.38 compared to Q3 2016.

▪	Sequentially, the decrease was primarily due to lower lease revenues and the negative impact from hurricanes of $0.18.

▪
Year-over-year, the decrease was primarily due to lower lease revenues, lower branded postpaid phone ARPU, growth in the branded postpaid other customer base with lower ARPU, and the negative impact from hurricanes of $0.18.

Branded Postpaid Customers per Account

Branded Prepaid ARPU
($ per month)

Branded Postpaid Customers per Account

▪	Branded postpaid customers per account was 2.92 at the end of Q3 2017, compared to 2.91 at the end of Q2 2017 and 2.78 at the end of Q3 2016.

▪	Sequentially, branded postpaid customers per account was essentially flat.

▪	Year-over-year, the increase was primarily due to growth of customers on family plan promotions.

Branded Prepaid ARPU

▪	Branded prepaid ARPU was a record-high $38.93 in Q3 2017, up 0.7% from $38.65 in Q2 2017 and up 2.4% compared to $38.01 in Q3 2016.

▪	Sequentially and year-over-year, the increase was primarily due to continued growth of MetroPCS customers who generate higher ARPU, partially offset by the negative impact from hurricanes of $0.18.

Service Revenue Growth at
Wireless Peers
(YoY % Growth)
Based on reported results if available or based on consensus expectations if company has not yet reported quarterly results.

Service Revenues
($ in millions)

REVENUES
Service Revenues

▪
T-Mobile is expected to once again lead the industry in year-over-year service revenue percentage growth in Q3 2017. This is expected to mark the 14th consecutive quarter that T-Mobile has led the industry in this measure.

▪	Service revenues were a record-high $7.629 billion in Q3 2017, up 2.5% from $7.445 billion in Q2 2017 and up 7.0% from $7.133 billion in Q3 2016.

▪	Sequentially, the increase was primarily due to growth in both postpaid and prepaid revenues.

◦
Branded postpaid revenues increased due to growth in the customer base driven by strong customer response to our Un-carrier initiatives and promotions, partially offset by the negative impact from hurricanes of $20 million.

◦
Prepaid revenues increased primarily due to growth in the customer base driven by the expansion into new markets and higher branded prepaid ARPU driven by the success of our MetroPCS brand, partially offset by the impact from the optimization of our third-party distribution channels and the negative impact from hurricanes of $11 million.

▪	Year-over-year, the increase was primarily due to growth in our postpaid and prepaid revenues.

◦
Branded postpaid revenues increased due to growth in the customer base driven by strong customer response to our Un-carrier initiatives and promotions for services and devices, the impact from Data Stash, partially offset by the MVNO Transaction, lower branded postpaid phone ARPU, and the negative impact from hurricanes of $20 million.

◦
Prepaid revenues increased primarily due to growth in the customer base driven by the expansion into new markets and higher branded prepaid ARPU driven by the success of our MetroPCS brand, partially offset by the impact from the optimization of our third-party distribution channels and the negative impact from hurricanes of $11 million.

Equipment Revenues
($ in millions)

Total Revenues (1)
($ in millions)

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

Equipment Revenues

▪
Equipment revenues were $2.118 billion in Q3 2017, down 15.5% from $2.506 billion in Q2 2017 and up 8.7% from $1.948 billion in Q3 2016. Equipment revenues in Q3 2017 were comprised of lease revenues of $159 million and non-lease revenues of $1.959 billion.

▪
Sequentially, the decrease was primarily due to a lower average revenue per device sold due to a decrease in the high-end device mix and an increase in promotional spending, a decrease in lease revenues due to the shifting focus to our EIP financing option, a decrease in the purchase of leased devices at the end of the lease term, and the negative impact from hurricanes of $8 million. These decreases were partially offset by an increase in the number of devices sold (excluding purchased leased devices) and an increase in proceeds from the liquidation of returned customer handsets.

▪
Year-over-year, the increase was primarily due to an increase in the purchase of leased devices at the end of their lease term, an increase in proceeds from the liquidation of returned customer handsets, a higher average revenue per device primarily due to an Original Equipment Manufacturer (“OEM”) recall of its smartphone devices in Q3 2016, a decrease in promotional spending and an increase in SIM and upgrade revenue. These increases were partially offset by a decrease in the number of devices sold (excluding purchased leased devices), lower lease revenues due to shifting focus to our EIP financing option beginning in Q1 2016, and the negative impact from hurricanes of $8 million.

Total Revenues

▪
T-Mobile is expected to once again lead the industry in year-over-year total revenue percentage growth in Q3 2017. This is expected to mark the 17th time in the past 18 quarters that T-Mobile has led the industry in year-over-year total revenue percentage growth.

▪	Total revenues were $10.019 billion in Q3 2017, down 1.9% from $10.213 billion in Q2 2017 and up 7.7% from $9.305 billion in Q3 2016. The negative impact from hurricanes for Q3 2017 was $39 million.

Cost of Services
($ in millions, % of Service Revs)

Cost of Equipment Sales
($ in millions, % of Equipment Revs)

OPERATING EXPENSES
Cost of Services

▪	Cost of services was $1.594 billion in Q3 2017, up 5.0% from $1.518 billion in Q2 2017 and up 11.0% from $1.436 billion in Q3 2016.

▪
Sequentially, the increase was primarily due to higher international roaming and the negative impact from hurricanes of $69 million, partially offset by lower regulatory expenses. As a percentage of service revenues, cost of services increased 50 basis points sequentially. Excluding the impact from hurricanes, cost of services as a percentage of service revenue declined 50 basis points sequentially.

▪
Year-over-year, the increase was primarily due to the higher lease expenses associated with our network expansion and the negative impact from hurricanes of $69 million, partially offset by lower regulatory expenses. As a percentage of service revenues, cost of services increased 80 basis points year-over-year. Excluding the impact from hurricanes, cost of services as a percentage of service revenues declined 20 basis points year-over-year.

Cost of Equipment Sales

▪	Cost of equipment sales was $2.617 billion in Q3 2017, down 8.0% from $2.846 billion in Q2 2017 and up 3.1% from $2.539 billion in Q3 2016.

▪
Sequentially, the decrease was primarily due to a lower average cost per device sold and a decrease in the recognition of costs for leased devices purchased at the end of the lease term. The decrease in average cost per device sold was primarily due to a decrease in the high-end device mix. These decreases were partially offset by a higher number of devices sold (excluding purchased leased devices), an increase in warranty exchange activities, and the negative impact from hurricanes of $4 million.

▪
Year-over-year, the increase was primarily due to a higher average cost per device sold primarily due to an OEM recall of its smartphone devices in Q3 2016, an increase in lease device cost of equipment sales, and the negative impact from hurricanes of $4 million. The increase in lease device cost of equipment sales was primarily due to an increase in lease buyouts, partially offset by a decrease in

SG&A Expense
($ in millions, % of Service Revs)

D&A Expense
($ in millions, % of Total Revs(1))

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

device upgrades. These increases were partially offset by a lower number of devices sold (excluding purchased leased devices) and proceeds from the liquidation of returned customer handsets under our insurance programs.

Selling, General and Admin. (SG&A) Expense

▪	SG&A expense was $3.098 billion in Q3 2017, up 6.3% from $2.915 billion in Q2 2017 and up 6.9% from $2.898 billion in Q3 2016.

▪
Sequentially, the increase was primarily due to the impact of seasonally higher gross adds and higher employee related and promotional costs. Additionally, higher bad debt expense and losses from sales of receivables primarily due to seasonality and the negative impact from hurricanes of $20 million contributed to the increase. Total negative impact from hurricanes for Q3 2017 was $36 million. As a percentage of service revenues, SG&A expense increased 140 basis points sequentially. Excluding the impact from hurricanes, SG&A expense as a percentage of service revenues increased 80 basis points sequentially.

▪
Year-over-year, the increase was primarily due to strategic investments to support growing our customer base including higher employee related costs, promotional costs, commissions, and higher costs related to outsourced functions. Additionally, the negative impact from hurricanes of $36 million contributed to the increase. As a percentage of service revenues, SG&A was flat year-over-year. Excluding the impact from hurricanes, SG&A expense as a percentage of service revenues declined 60 basis points year-over-year.

Depreciation and Amortization (D&A)

▪	D&A was $1.416 billion in Q3 2017, down 6.8% from $1.519 billion in Q2 2017 and down 9.7% from $1.568 billion in Q3 2016.

▪
D&A related to leased devices was $189 million in Q3 2017, compared to $268 million in Q2 2017 and $367 million in Q3 2016. The sequential and year-over-year decline was primarily due to lower depreciation expense related to our JUMP! On Demand program resulting from a lower number of devices under lease, partially offset by the continued build-out of our 4G LTE network.

▪	Non-lease related D&A was $1.227 billion in Q3 2017, compared to $1.251 billion in Q2 2017 and $1.201 billion in Q3 2016.

Net Income
($ in millions)
Diluted Earnings Per Share

NET INCOME AND DILUTED EARNINGS PER SHARE

▪	Net income was $550 million in Q3 2017, down 5.3% from $581 million in Q2 2017 and up 50% from $366 million in Q3 2016.

▪	Diluted earnings per share was $0.63 in Q3 2017, down from $0.67 in Q2 2017 and up from $0.42 in Q3 2016.

▪	The negative impact from hurricanes on net income and diluted earnings per share for Q3 2017 was $90 million and $0.10, respectively.

▪	Sequentially, the decreases in net income and diluted earnings per share were primarily due to lower operating income.

▪	Year-over-year, the increase in net income and diluted earnings per share were primarily due to higher operating income and lower interest expense, partially offset by higher income tax expense.

▪	Net income margin was 7% in Q3 2017, compared to 8% in Q2 2017 and 5% in Q3 2016. Net income margin is calculated as Net income divided by service revenues.

Adjusted EBITDA(1)
($ in millions)

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

ADJUSTED EBITDA

▪	Adjusted EBITDA was $2.822 billion in Q3 2017, down 6.3% from $3.012 billion in Q2 2017 and up 4.9% from $2.689 billion in Q3 2016.

▪
Sequentially, the decrease in Adjusted EBITDA was primarily due to higher SG&A costs, driven by higher gross adds and higher employee related and promotional costs, higher losses on equipment and the negative impact from hurricanes of $148 million, partially offset by higher service revenues.

▪
Year-over-year, the increase in Adjusted EBITDA was primarily due to higher service revenues and lower losses on equipment, partially offset by higher SG&A expenses, higher cost of services expense, lower gains on disposal of spectrum licenses and the negative impact from hurricanes of $148 million. Excluding spectrum gains from all periods, Adjusted EBITDA growth was 12.2% year-over-year.

Cash Purchases of Property and Equipment
($ in millions, % of Service Revs)
Cash Purchases of Property and Equipment, Excluding Capitalized Interest
($ in millions, % of Service Revs)

CAPITAL EXPENDITURES

▪	Cash purchases of property and equipment were $1.441 billion in Q3 2017, compared to $1.347 billion in Q2 2017 and $1.159 billion in Q3 2016.

▪	Sequentially and year-over-year, the increase was primarily due to new site development and capacity expansion.

▪	Cash purchases of property and equipment, excluding capitalized interest, were $1.412 billion in Q3 2017, compared to $1.313 billion in Q2 2017 and $1.142 billion in Q3 2016.

▪	Capitalized interest included in cash purchases of property and equipment was $29 million in Q3 2017, compared to $34 million in Q2 2017 and $17 million in Q3 2016.

Net Cash Provided by Operating Activities
($ in millions)

CASH FLOW
Operating Activities

▪	Net cash provided by operating activities was $2.362 billion in Q3 2017, compared to $1.829 billion in Q2 2017 and $1.740 billion in Q3 2016.

▪
Sequentially, the increase was primarily due to lower use from working capital changes, particularly from Inventories, Other current and long-term liabilities, and EIP Receivables, partially offset by Accounts receivable.

▪	Year-over-year, the increase was primarily due to higher net income and higher non-cash adjustments to net income and a lower net use from working capital changes.

Net Cash Used in Investing Activities
($ in millions)

Net Cash Provided by (Used in)
Financing Activities
($ in millions)

Free Cash Flow
($ in millions)

Investing Activities

▪	Net cash used in investing activities was $1.455 billion in Q3 2017, compared to $7.133 billion in Q2 2017 and $1.859 billion in Q3 2016.

▪
Sequentially, the decrease was primarily due to a decrease in capital invested in the purchase of spectrum licenses following the completion of the incentive auction in Q2 2017, partially offset by an increase in cash purchases of property and equipment.

▪
Year-over-year, the decrease was primarily due to lower Purchases of spectrum licenses and other intangible assets, including deposits, partially offset by an increase in Purchases of property and equipment, including capitalized interest.

Financing Activities

▪	Net cash used in financing activities was $349 million in Q3 2017, compared to $2.016 billion in Q2 2017 and $67 million in Q3 2016.

▪
Sequentially, the increase was primarily due to decreased repayments of long-term debt, partially offset by decreased proceeds from the issuance of long-term debt and higher net repayments on our revolving credit facility.

▪	Year-over-year, the decrease was primarily due to higher net repayments of our revolving credit facility, partially offset by higher proceeds from the issuance of long-term debt.

FREE CASH FLOW

▪	Free Cash Flow was a record $921 million in Q3 2017, compared to $482 million in Q2 2017 and $581 million in Q3 2016.

▪
Sequentially, the increase was due to higher net cash provided by operating activities, partially offset by higher purchases of property and equipment primarily due to new site development and capacity expansion. The increase in net cash provided by operating activities was primarily due to lower use from working capital changes, particularly from Inventories, Other current and long-term liabilities, EIP Receivables and Accounts receivable.

▪
Year-over-year, the increase was due to higher net cash provided by operating activities, partially offset by higher purchases of property and equipment primarily due to new site development and capacity expansion. The increase in net cash provided by operating activities was primarily due to higher net income and higher non-cash adjustments to net income and a lower net use from working capital changes.

Total Debt and Net Debt (excl. Tower Obligations)
Net Debt to LTM Net Income
Net Debt to LTM Adjusted EBITDA
($ in billions)

Total Debt (excl. Tower Obligations)

Net Debt (excl. Tower Obligations)
—     Net Debt (excl. Tower Obligations) to LTM Net income
—     Net Debt (excl. Tower Obligations) to LTM Adj. EBITDA
The amortized imputed discount on EIP receivables previously recognized as
Interest income has been retrospectively reclassified as Other revenues.
See the Effect of Change in Accounting Principle table for further detail.

CAPITAL STRUCTURE

▪	Total debt, excluding tower obligations, at the end of Q3 2017 was $28.3 billion and was comprised of the following:

▪	$558 million of short-term debt;

▪	$13.2 billion of long-term debt; and

▪	$14.6 billion of long-term debt to affiliates.

▪	Net debt, excluding tower obligations, at the end of Q3 2017 was $27.6 billion.

▪
The ratio of net debt, excluding tower obligations, to net income for the trailing last twelve months ("LTM") period was 12.4x at the end of Q3 2017, compared to 13.9x at the end of Q2 2017 and 16.4x at the end of Q3 2016.

▪
The ratio of net debt, excluding tower obligations, to Adjusted EBITDA for the trailing last twelve month period was 2.5x at the end of Q3 2017, compared to 2.6x at the end of Q2 2017 and 2.2x at the end of Q3 2016.

▪
In January 2017, T-Mobile USA borrowed $4.0 billion under a secured term loan facility (“Incremental Term Loan Facility”) with Deutsche Telekom to refinance $1.98 billion of outstanding secured term loans under its Term Loan Credit Agreement dated November 9, 2015. The remaining proceeds from the transaction were used to redeem callable high yield debt.

▪
In March 2017, T-Mobile USA issued public Senior Notes with an aggregate principal amount of $1.5 billion. Issuance costs totaled $5 million. The net proceeds of $1.495 billion were used to redeem callable high yield debt.

▪
In April 2017, we issued to DT Senior Notes with an aggregate principal amount of $3.0 billion and concurrently redeemed the outstanding aggregate principal amounts on two Senior Notes totaling $2.5 billion. Early redemption fees of $79 million (included in cash interest paid) were recorded as discounts on the new Senior Notes.

▪
In May 2017, we exercised our option under existing high yield purchase agreements and issued three series of Senior Notes with an aggregate principal amount of $4.0 billion to DT. Net proceeds from these issuances include $64 million in debt premiums. The proceeds were used to fund a portion of the purchase price of spectrum licenses won in the 600 MHz spectrum auction.

▪
In September 2017, we issued to DT additional Senior Notes with an aggregate principal amount of $500 million as the final tranche of one of the series of Senior Notes issued in April 2017. The aggregate proceeds from these issuances of $921 million were used to redeem high yield debt.

▪
During the three months ended September 30, 2017 we paid off the outstanding borrowings under our $1.5 billion senior secured revolving credit facility with DT. As of September 2017, we had no outstanding borrowings.

▪	During the nine months ended September 30, 2017, we redeemed seven Senior Notes with an aggregate principal amount of $8.25 billion for a total redemption price of $8.44 billion.

2017 Guidance Outlook

	Original			Q1 2017 Update			Q2 2017 Update			Q3 2017 Update
Branded Postpaid Net Adds (in millions)	2.4	-	3.4	2.8	-	3.5	3.0	-	3.6	3.3	-	3.6
Adjusted EBITDA ($ in billions)	$10.4	-	$10.8	Unchanged			$10.5	-	$10.9	$10.8	-	$11.0
Cash purchases of prop and equip excl Cap Int ($ in billions)	$4.8	-	$5.1	Unchanged			Unchanged			Unchanged
Net cash provided by op act 3-yr CAGR	15%	-	18%	Unchanged			Unchanged			Unchanged
Free cash flow three-year CAGR	45%	-	48%	Unchanged			Unchanged			Unchanged

GUIDANCE

▪	Branded postpaid net customer additions for the full-year 2017 of 3.3 - 3.6 million, raising and narrowing from the guidance provided in the previous quarter of 3.0 - 3.6 million.

▪
T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

▪
For the full-year 2017, T-Mobile expects Adjusted EBITDA to be in the range of $10.8 to $11.0 billion, raising and narrowing from the guidance provided in the prior quarter of $10.5 to $10.9 billion. This target excludes future spectrum gains and includes expected leasing revenues of $0.85 - $0.95 billion, unchanged from the guidance provided in the prior quarter.

▪
Cash purchases of property and equipment for the full-year 2017 are expected to be in the range of $4.8 to $5.1 billion, excluding capitalized interest, unchanged from the guidance provided in the prior quarter, expected to be at the high end of our guidance range as a result of our initial 600 MHz deployment.

▪
Net cash provided by operating activities three-year compound annual growth rate (CAGR) from full-year 2016 to full-year 2019 is expected to be between 15% and 18%, unchanged from the guidance provided in the prior quarter.

▪
Free Cash Flow three-year CAGR from full-year 2016 to full-year 2019 is expected to be between 45% and 48%, unchanged from the prior quarter. Free Cash Flow is a non-GAAP metric and is defined as the difference between Net cash provided by operating activities and Cash purchases of property and equipment.

UPCOMING EVENTS (All dates and attendance tentative)

▪	Wells Fargo 2017 Media & Telecom Conference, November 7-8, New York, NY

▪	Morgan Stanley European Technology, Media & Telecom Conference, November 15-18, Barcelona, Spain

▪	UBS 43rd Annual Global Media and Communications Conference, December 4-6, New York, NY

▪	Raymond James Pre-CES Conference, January 4-6, Deer Valley, UT

▪	Citi 2018 TMT West Conference, January 9-10, Las Vegas, NV

CONTACT INFORMATION
Press:
Media Relations
T-Mobile US, Inc.
mediarelations@t-mobile.com
http://newsroom.t-mobile.com

Investor Relations:
Nils Paellmann, nils.paellmann@t-mobile.com
Ben Barrett, ben.barrett@t-mobile.com
Jon Perachio, jonathan.perachio@t-mobile.com
Cristal Dunkin, cristal.dunkin@t-mobile.com

877-281-TMUS or 212-358-3210
investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
Effect of Change in Accounting Principle
(Unaudited)

Effective January 1, 2017, we began presenting the amortization of the imputed discount on our Equipment Installment Plan (“EIP”) receivables as Other revenue on our Condensed Consolidated Statements of Comprehensive Income. Prior to the change, the imputed interest was presented as Interest income. We made this change to provide a better representation of amounts earned from our major ongoing operations, align with industry practice and enhance comparability. We have applied this change in accounting principle retrospectively and presented the effect of the change in the table below. For additional information, see Note 1 - Basis of Presentation of the Notes to the Consolidated Financial Statements included in Part I, Item 1 of our Form 10-Q filed on or about October 23, 2017.

	Quarter							Nine Months Ended September 30,
(in millions, except for margin %'s and Net Debt Ratios)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	2016	2017
EIP imputed discount	$65	$65	$59	$59	$62	$68	$74	$189	$204

Other revenue - as adjusted	$235	$211	$224	$249	$241	$262	$272	$670	$775
Other revenues - unadjusted	170	146	165	190	179	194	198	481	571

Total revenues - as adjusted	$8,664	$9,287	$9,305	$10,234	$9,613	$10,213	$10,019	$27,256	$29,845
Total revenues - unadjusted	8,599	9,222	9,246	10,175	9,551	10,145	9,945	27,067	29,641

Operating income - as adjusted	$1,168	$833	$1,048	$1,001	$1,037	$1,416	$1,323	$3,049	$3,776
Operating income - unadjusted	1,103	768	989	942	975	1,348	1,249	2,860	3,572

Interest income - as adjusted	$3	$3	$3	$4	$7	$6	$2	$9	$15
Interest income - unadjusted	68	68	62	63	69	74	76	198	219

Total other expense, net - as adjusted	$(417)	$(461)	$(450)	$(395)	$(430)	$(482)	$(417)	$(1,328)	$(1,329)
Total other expense, net - unadjusted	(352)	(396)	(391)	(336)	(368)	(414)	(343)	(1,139)	(1,125)

Net income - as adjusted	$479	$225	$366	$390	$698	$581	$550	$1,070	$1,829
Net income - unadjusted	479	225	366	390	698	581	550	1,070	1,829

Adjusted EBITDA - as adjusted	$2,814	$2,529	$2,689	$2,607	$2,668	$3,012	$2,822	$8,032	$8,502
Adjusted EBITDA - unadjusted	2,749	2,464	2,630	2,548	2,606	2,944	2,748	7,843	8,298

Net income margin - as adjusted	7%	3%	5%	5%	10%	8%	7%	5%	8%
Net income margin - unadjusted	7%	3%	5%	5%	10%	8%	7%	5%	8%

Adjusted EBITDA margin - as adjusted	43%	37%	38%	36%	36%	40%	37%	39%	38%
Adjusted EBITDA margin - unadjusted	42%	36%	37%	35%	36%	40%	36%	38%	37%

Last twelve months Net income - as adjusted	$1,275	$1,139	$1,367	$1,460	$1,679	$2,035	$2,219	N/A	N/A
Last twelve months Net income - unadjusted	1,275	1,139	1,367	1,460	1,679	2,035	2,219	N/A	N/A

Last twelve months Adjusted EBITDA - as adjusted (1)	$9,124	$9,723	$10,396	$10,639	$10,493	$10,976	$11,109	N/A	N/A
Last twelve months Adjusted EBITDA - unadjusted (1)	8,754	9,401	10,123	10,391	10,248	10,728	10,846	N/A	N/A

Net Debt (excluding Tower Obligations) to Last Twelve Months Net income - as adjusted	15.6	19.2	16.4	15.3	13.5	13.9	12.4	N/A	N/A
Net Debt (excluding Tower Obligations) to Last Twelve Months Net income - unadjusted	15.6	19.2	16.4	15.3	13.5	13.9	12.4	N/A	N/A

Net Debt (excluding Tower Obligations) to LTM Adjusted EBITDA Ratio - as adjusted	2.2	2.3	2.2	2.1	2.2	2.6	2.5	N/A	N/A
Net Debt (excluding Tower Obligations) to LTM Adjusted EBITDA Ratio - unadjusted	2.3	2.3	2.2	2.1	2.2	2.6	2.5	N/A	N/A
(1) For purposes of Last twelve months Adjusted EBITDA, prior quarterly adjustments were as follows:

	Quarter
(in millions)	Q2 2015	Q3 2015	Q4 2015
EIP imputed discount	$113	$108	$84

Net income - as adjusted	$361	$138	$297
Net income - unadjusted	361	138	297

Adjusted EBITDA - as adjusted	$1,930	$2,016	$2,364
Adjusted EBITDA - unadjusted	1,817	1,908	2,280

T-Mobile US, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	September 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$739	$5,500
Accounts receivable, net of allowances of $86 and $102	1,734	1,896
Equipment installment plan receivables, net	2,136	1,930
Accounts receivable from affiliates	24	40
Inventories	999	1,111
Asset purchase deposit	—	2,203
Other current assets	1,817	1,537
Total current assets	7,449	14,217
Property and equipment, net	21,570	20,943
Goodwill	1,683	1,683
Spectrum licenses	35,007	27,014
Other intangible assets, net	256	376
Equipment installment plan receivables due after one year, net	1,100	984
Other assets	858	674
Total assets	$67,923	$65,891
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$6,071	$7,152
Payables to affiliates	288	125
Short-term debt	558	354
Deferred revenue	790	986
Other current liabilities	396	405
Total current liabilities	8,103	9,022
Long-term debt	13,163	21,832
Long-term debt to affiliates	14,586	5,600
Tower obligations	2,599	2,621
Deferred tax liabilities	5,535	4,938
Deferred rent expense	2,693	2,616
Other long-term liabilities	967	1,026
Total long-term liabilities	39,543	38,633
Commitments and contingencies
Stockholders' equity
5.50% Mandatory Convertible Preferred Stock Series A, par value $0.00001 per share, 100,000,000 shares authorized; 20,000,000 and 20,000,000 shares issued and outstanding; $1,000 and $1,000 aggregate liquidation value	—	—
Common Stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 833,418,809 and 827,768,818 shares issued, 831,963,343 and 826,357,331 shares outstanding	—	—
Additional paid-in capital	39,058	38,846
Treasury stock, at cost, 1,455,466 and 1,411,487 shares issued	(4)	(1)
Accumulated other comprehensive income	4	1
Accumulated deficit	(18,781)	(20,610)
Total stockholders' equity	20,277	18,236
Total liabilities and stockholders' equity	$67,923	$65,891

T-Mobile US, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2017	June 30, 2017	September 30, 2016	2017	2016
(in millions, except share and per share amounts)			As Adjusted (1)		As Adjusted (1)
Revenues
Branded postpaid revenues	$4,920	$4,820	$4,647	$14,465	$13,458
Branded prepaid revenues	2,376	2,334	2,182	7,009	6,326
Wholesale revenues	274	234	238	778	645
Roaming and other service revenues	59	57	66	151	170
Total service revenues	7,629	7,445	7,133	22,403	20,599
Equipment revenues	2,118	2,506	1,948	6,667	5,987
Other revenues (1)	272	262	224	775	670
Total revenues (1)	10,019	10,213	9,305	29,845	27,256
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	1,594	1,518	1,436	4,520	4,286
Cost of equipment sales	2,617	2,846	2,539	8,149	7,532
Selling, general and administrative	3,098	2,915	2,898	8,968	8,419
Depreciation and amortization	1,416	1,519	1,568	4,499	4,695
Cost of MetroPCS business combination	—	—	15	—	110
Gains on disposal of spectrum licenses	(29)	(1)	(199)	(67)	(835)
Total operating expense	8,696	8,797	8,257	26,069	24,207
Operating income (1)	1,323	1,416	1,048	3,776	3,049
Other income (expense)
Interest expense	(253)	(265)	(376)	(857)	(1,083)
Interest expense to affiliates	(167)	(131)	(76)	(398)	(248)
Interest income (1)	2	6	3	15	9
Other (expense) income, net	1	(92)	(1)	(89)	(6)
Total other expense, net (1)	(417)	(482)	(450)	(1,329)	(1,328)
Income before income taxes	906	934	598	2,447	1,721
Income tax expense	(356)	(353)	(232)	(618)	(651)
Net income	550	581	366	1,829	1,070
Dividends on preferred stock	(13)	(14)	(13)	(41)	(41)
Net income attributable to common stockholders	$537	$567	$353	$1,788	$1,029

Net income	$550	$581	$366	$1,829	$1,070
Other comprehensive income, net of tax
Unrealized gain on available-for-sale securities, net of tax effect $0, $1, $1, $2 and $1	1	1	2	3	2
Other comprehensive income	1	1	2	3	2
Total comprehensive income	$551	$582	$368	$1,832	$1,072
Earnings per share
Basic	$0.65	$0.68	$0.43	$2.15	$1.25
Diluted	$0.63	$0.67	$0.42	$2.10	$1.24
Weighted average shares outstanding
Basic	831,189,779	830,971,528	822,998,697	829,974,146	821,626,675
Diluted	871,420,065	870,456,447	832,257,819	871,735,511	831,241,027

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

T-Mobile US, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
(in millions)	September 30, 2017	June 30, 2017	September 30, 2016	2017	2016
Operating activities
Net income	$550	$581	$366	$1,829	$1,070
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,416	1,519	1,568	4,499	4,695
Stock-based compensation expense	82	72	59	221	171
Deferred income tax expense	347	345	219	595	623
Bad debt expense	123	82	118	298	358
Losses from sales of receivables	67	80	59	242	157
Deferred rent expense	21	20	32	61	97
Gains on disposal of spectrum licenses	(29)	(1)	(199)	(67)	(835)
Changes in operating assets and liabilities
Accounts receivable	(119)	21	(155)	(166)	(462)
Equipment installment plan receivables	(154)	(353)	104	(520)	556
Inventories	113	(185)	301	(28)	(497)
Deferred purchase price from sales of receivables	6	1	(16)	(12)	(199)
Other current and long-term assets	(184)	(135)	(98)	(330)	31
Accounts payable and accrued liabilities	(12)	56	(731)	(607)	(1,568)
Other current and long-term liabilities	60	(189)	112	(84)	326
Other, net	75	(85)	1	(27)	10
Net cash provided by operating activities	2,362	1,829	1,740	5,904	4,533
Investing activities
Purchases of property and equipment, including capitalized interest of $29, $34, $17, $111 and $71	(1,441)	(1,347)	(1,159)	(4,316)	(3,843)
Purchases of spectrum licenses and other intangible assets, including deposits	(15)	(5,791)	(705)	(5,820)	(3,544)
Sales of short-term investments	—	—	—	—	2,998
Other, net	1	5	5	(2)	3
Net cash used in investing activities	(1,455)	(7,133)	(1,859)	(10,138)	(4,386)
Financing activities
Proceeds from issuance of long-term debt	500	4,485	—	10,480	997
Proceeds from borrowing on revolving credit facility, net	1,055	1,855	—	2,910	—
Repayments of revolving credit facility	(1,735)	(1,175)	—	(2,910)	—
Repayments of capital lease obligations	(141)	(119)	(54)	(350)	(133)
Repayments of short-term debt for purchases of inventory, property and equipment, net	(4)	(292)	—	(296)	(150)
Repayments of long-term debt	—	(6,750)	(5)	(10,230)	(15)
Tax withholdings on share-based awards	(6)	(3)	(3)	(101)	(52)
Dividends on preferred stock	(13)	(14)	(13)	(41)	(41)
Other, net	(5)	(3)	8	11	17
Net cash (used in) provided by financing activities	(349)	(2,016)	(67)	(527)	623
Change in cash and cash equivalents	558	(7,320)	(186)	(4,761)	770
Cash and cash equivalents
Beginning of period	181	7,501	5,538	5,500	4,582
End of period	$739	$181	$5,352	$739	$5,352
Supplemental disclosure of cash flow information
Interest payments, net of amounts capitalized, $0, $79, $0, $79 and $0 of which recorded as debt discount	$343	$727	$478	$1,565	$1,292
Income tax payments	2	6	4	23	23
Changes in accounts payable for purchases of property and equipment	(141)	8	(79)	(458)	(307)
Leased devices transferred from inventory to property and equipment	262	270	234	775	1,175
Returned leased devices transferred from property and equipment to inventory	(165)	(273)	(186)	(635)	(422)
Issuance of short-term debt for financing of property and equipment	1	2	—	291	150
Assets acquired under capital lease obligations	138	313	384	735	679

T-Mobile US, Inc. Supplementary Operating and Financial Data

	Quarter							Nine Months Ended September 30,
(in thousands)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	2016	2017
Customers, end of period
Branded postpaid phone customers (1)	30,232	30,878	30,364	31,297	32,095	32,628	33,223	30,364	33,223
Branded postpaid other customers (1)	2,504	2,748	2,866	3,130	3,246	3,530	3,752	2,866	3,752
Total branded postpaid customers	32,736	33,626	33,230	34,427	35,341	36,158	36,975	33,230	36,975
Branded prepaid customers	18,438	18,914	19,272	19,813	20,199	20,293	20,519	19,272	20,519
Total branded customers	51,174	52,540	52,502	54,240	55,540	56,451	57,494	52,502	57,494
Wholesale customers	14,329	14,844	16,852	17,215	17,057	13,111	13,237	16,852	13,237
Total customers, end of period	65,503	67,384	69,354	71,455	72,597	69,562	70,731	69,354	70,731
Adjustments to branded postpaid phone customers (2)	—	—	(1,365)	—	—	—	—	(1,365)	—
Adjustments to branded prepaid customers (2)	—	—	(326)	—	—	—	—	(326)	—
Adjustments to wholesale customers (2) (3)	—	—	1,691	—	—	(4,368)	(160)	1,691	(4,528)

(1)
During the third quarter of 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and reclassified 253,000 DIGITS customers from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

(2)
The MVNO Transaction resulted in a transfer of branded postpaid phone customers and branded prepaid customers to wholesale customers on September 1, 2016. Prospectively from September 1, 2016, net customer additions for these customers are included within Wholesale customers.

(3)
We believe current and future regulatory changes have made the Lifeline program offered by our wholesale partners uneconomical. We will continue to support our wholesale partners offering the Lifeline program, but have excluded the Lifeline customers from our reported wholesale subscriber base resulting in the removal of 160,000 and 4,368,000 reported wholesale customers as of the beginning of Q3 2017 and Q2 2017, respectively. No further Lifeline adjustments are expected in future periods.

	Quarter							Nine Months Ended September 30,
(in thousands)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	2016	2017
Net customer additions (losses)
Branded postpaid phone customers (1)	877	646	851	933	798	533	595	2,374	1,926
Branded postpaid other customers (1)	164	244	118	264	116	284	222	526	622
Total branded postpaid customers	1,041	890	969	1,197	914	817	817	2,900	2,548
Branded prepaid customers	807	476	684	541	386	94	226	1,967	706
Total branded customers	1,848	1,366	1,653	1,738	1,300	911	1,043	4,867	3,254
Wholesale customers (2)	373	515	317	363	(158)	422	286	1,205	550
Total net customer additions	2,221	1,881	1,970	2,101	1,142	1,333	1,329	6,072	3,804
Adjustments to branded postpaid phone customers (1)	—	—	—	—	—	(253)	—	—	(253)
Adjustments to branded postpaid other customers (1)	—	—	—	—	—	253	—	—	253

(1)
During the third quarter of 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and reclassified 253,000 DIGITS customer net additions from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

(2)
Net customer activity for Lifeline was excluded beginning in the second quarter of 2017 due to our determination based upon changes in the applicable government regulations that the Lifeline program offered by our wholesale partners is uneconomical.

	Quarter							Nine Months Ended September 30,
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	2016	2017
Branded postpaid phone churn	1.33%	1.27%	1.32%	1.28%	1.18%	1.10%	1.23%	1.30%	1.18%
Branded prepaid churn	3.84%	3.91%	3.82%	3.94%	4.01%	3.91%	4.25%	3.86%	4.06%

T-Mobile US, Inc. Supplementary Operating and Financial Data (continued)

	Quarter							Nine Months Ended September 30,
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	2016	2017
Financial Metrics
Service revenues (in millions)	$6,578	$6,888	$7,133	$7,245	$7,329	$7,445	$7,629	$20,599	$22,403
Total revenues (in millions) (1)	$8,664	$9,287	$9,305	$10,234	$9,613	$10,213	$10,019	$27,256	$29,845
Net income (in millions)	$479	$225	$366	$390	$698	$581	$550	$1,070	$1,829
Net income margin	7%	3%	5%	5%	10%	8%	7%	5%	8%
Adjusted EBITDA (in millions) (1)	$2,814	$2,529	$2,689	$2,607	$2,668	$3,012	$2,822	$8,032	$8,502
Adjusted EBITDA margin (1)	43%	37%	38%	36%	36%	40%	37%	39%	38%
Cash purchases of property and equipment including capitalized interest (in millions)	$1,335	$1,349	$1,159	$859	$1,528	$1,347	$1,441	$3,843	$4,316
Capitalized Interest (in millions)	$36	$18	$17	$71	$48	$34	$29	$71	$111
Cash purchases of property and equipment excluding capitalized interest (in millions)	$1,299	$1,331	$1,142	$788	$1,480	$1,313	$1,412	$3,772	$4,205
Net cash provided by operating activities (in millions)	$1,025	$1,768	$1,740	$1,602	$1,713	$1,829	$2,362	$4,533	$5,904
Net cash used in investing activities (in millions)	$(1,860)	$(667)	$(1,859)	$(1,294)	$(1,550)	$(7,133)	$(1,455)	$(4,386)	$(10,138)
Net cash provided by (used in) financing activities (in millions)	$(100)	$790	$(67)	$(160)	$1,838	$(2,016)	$(349)	$623	$(527)
Free Cash Flow (in millions)	$(310)	$419	$581	$743	$185	$482	$921	$690	$1,588

Revenue Metrics
Branded postpaid phone ARPU(2)	$46.21	$47.11	$48.15	$48.37	$47.53	$47.07	$46.93	$47.17	$47.17
Branded postpaid ABPU	$61.90	$62.59	$63.38	$63.08	$61.89	$60.40	$59.89	$62.63	$60.71
Branded prepaid ARPU	$37.58	$37.86	$38.01	$38.20	$38.53	$38.65	$38.93	$37.82	$38.71
Branded postpaid accounts, end of period (in thousands)	12,639	12,753	11,932	12,055	12,275	12,432	12,668	11,932	12,668
Branded postpaid customers per account	2.59	2.64	2.78	2.86	2.88	2.91	2.92	2.78	2.92

Device Sales and Leased Devices
Phones (in millions)	9.0	8.4	8.8	10.0	8.6	8.3	8.7	26.2	25.6
Branded postpaid handset upgrade rate	7%	6%	7%	10%	7%	7%	6%	20%	20%

Device Financing
Gross EIP financed (in millions)	$1,246	$1,562	$1,372	$1,956	$1,339	$1,657	$1,487	$4,180	$4,483
EIP billings (in millions)	$1,324	$1,344	$1,394	$1,370	$1,402	$1,402	$1,481	$4,062	$4,285
EIP receivables, net (in millions)	$3,053	$2,662	$2,508	$2,914	$2,855	$3,162	$3,236	$2,508	$3,236
Lease revenues (in millions)	$342	$367	$353	$354	$324	$234	$159	$1,062	$717
Leased devices transferred from inventory to property and equipment (in millions)	$784	$157	$234	$413	$243	$270	$262	$1,175	$775
Returned leased devices transferred from property and equipment to inventory (in millions)	$(131)	$(105)	$(186)	$(180)	$(197)	$(273)	$(165)	$(422)	$(635)

Customer Quality
EIP receivables classified as prime	47%	42%	42%	44%	43%	43%	43%	42%	43%
EIP receivables classified as prime (including EIP receivables sold)	52%	53%	53%	53%	53%	52%	52%	53%	52%
Total bad debt expense and losses from sales of receivables (in millions)	$173	$165	$177	$190	$188	$162	$190	$515	$540

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See Effect of Change in Accounting Principle table for further detail.

(2)	Branded postpaid phone ARPU includes the reclassification of 43,000 DIGITS average customers and the related revenue to the branded postpaid other customer category for the second quarter of 2017.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Factbook includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable. We made an accounting change in 2017 to include imputed interest associated with EIP receivables in Other revenues which are included in Adjusted EBITDA.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter										Nine Months Ended September 30,
(in millions)	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	2016	2017
Net income	$361	$138	$297	$479	$225	$366	$390	$698	$581	$550	$1,070	$1,829
Adjustments:
Interest expense	257	262	305	339	368	376	335	339	265	253	1,083	857
Interest expense to affiliates	92	121	134	79	93	76	64	100	131	167	248	398
Interest income (1)	(1)	(1)	(1)	(3)	(3)	(3)	(4)	(7)	(6)	(2)	(9)	(15)
Other (income) expense, net	(1)	1	3	2	3	1	—	(2)	92	(1)	6	89
Income tax expense (benefit)	2	100	184	272	147	232	216	(91)	353	356	651	618
Operating income (1)	710	621	922	1,168	833	1,048	1,001	1,037	1,416	1,323	3,049	3,776
Depreciation and Amortization	1,075	1,157	1,369	1,552	1,575	1,568	1,548	1,564	1,519	1,416	4,695	4,499
Cost of MetroPCS business combination (2)	34	193	21	36	59	15	(6)	—	—	—	110	—
Stock-based compensation (3)	71	43	52	53	61	57	64	67	72	83	171	222
Other, net (3)	40	2	—	5	1	1	—	—	5	—	7	5
Adjusted EBITDA (1)	$1,930	$2,016	$2,364	$2,814	$2,529	$2,689	$2,607	$2,668	$3,012	$2,822	$8,032	$8,502

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

(2)	Beginning Q1 2017, we will no longer separately present Cost of MetroPCS business combination as it is insignificant.

(3)
Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the condensed consolidated financial statements. Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur, and are therefore excluded in Adjusted EBITDA.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower obligations) to last twelve months Net income and Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017
Short-term debt	$365	$258	$325	$354	$7,542	$522	$558
Short-term debt to affiliates	—	—	—	—	—	680	—
Long-term debt	20,505	21,574	21,825	21,832	13,105	13,206	13,163
Long-term debt to affiliates	5,600	5,600	5,600	5,600	9,600	14,086	14,586
Less: Cash and cash equivalents	(3,647)	(5,538)	(5,352)	(5,500)	(7,501)	(181)	(739)
Less: Short-term investments	(2,925)	—	—	—	—	—	—
Net debt (excluding Tower Obligations)	$19,898	$21,894	$22,398	$22,286	$22,746	$28,313	$27,568
Divided by: Last twelve months Net income	$1,275	$1,139	$1,367	$1,460	$1,679	$2,035	$2,219
Net Debt (excluding Tower Obligations) to last twelve months Net income	15.6	19.2	16.4	15.3	13.5	13.9	12.4
Divided by: Last twelve months Adjusted EBITDA (1)	$9,124	$9,723	$10,396	$10,639	$10,493	$10,976	$11,109
Net Debt (excluding Tower Obligations) to last twelve months Adjusted EBITDA Ratio (1)	2.2	2.3	2.2	2.1	2.2	2.6	2.5

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

Free cash flow is calculated as follows:

	Quarter							Nine Months Ended September 30,
(in millions)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	2016	2017
Net cash provided by operating activities	$1,025	$1,768	$1,740	$1,602	$1,713	$1,829	$2,362	$4,533	$5,904
Cash purchases of property and equipment	(1,335)	(1,349)	(1,159)	(859)	(1,528)	(1,347)	(1,441)	(3,843)	(4,316)
Free Cash Flow	$(310)	$419	$581	$743	$185	$482	$921	$690	$1,588
Net cash used in investing activities	$(1,860)	$(667)	$(1,859)	$(1,294)	$(1,550)	$(7,133)	$(1,455)	$(4,386)	$(10,138)
Net cash (used in) provided by financing activities	$(100)	$790	$(67)	$(160)	$1,838	$(2,016)	$(349)	$623	$(527)

Free cash flow three-year CAGR is calculated as follows:

	FY	FY
(in millions, except CAGR Range)	2016	2019 Guidance Range		CAGR Range
Net cash provided by operating activities	$6,135	$9,400	$10,000	15%	18%
Cash purchases of property and equipment	(4,702)	(5,000)	(5,400)	2%	5%
Free Cash Flow	$1,433	$4,400	$4,600	45%	48%

T-Mobile US, Inc.
Reconciliation of Operating Measures to Branded Postpaid Service Revenues
(Unaudited)

The following tables illustrate the calculation of our operating measures ARPU and ABPU and reconcile these measures to the related service revenues:

(in millions, except average number of customers, ARPU and ABPU)	Quarter							Nine Months Ended September 30,
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	2016	2017
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$4,302	$4,509	$4,647	$4,680	$4,725	$4,820	$4,920	$13,458	$14,465
Less: Branded postpaid other revenues	(182)	(193)	(193)	(205)	(225)	(255)	(294)	(568)	(774)
Branded postpaid phone service revenues	$4,120	$4,316	$4,454	$4,475	$4,500	$4,565	$4,626	$12,890	$13,691
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	29,720	30,537	30,836	30,842	31,564	32,329	32,852	30,364	32,248
Branded postpaid phone ARPU (1)	$46.21	$47.11	$48.15	$48.37	$47.53	$47.07	$46.93	$47.17	$47.17

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$4,302	$4,509	$4,647	$4,680	$4,725	$4,820	$4,920	$13,458	$14,465
EIP billings	1,324	1,344	1,394	1,370	1,402	1,402	1,481	4,062	4,285
Lease revenues	342	367	353	354	324	234	159	1,062	717
Total billings for branded postpaid customers	$5,968	$6,220	$6,394	$6,404	$6,451	$6,456	$6,560	$18,582	$19,467
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	32,140	33,125	33,632	33,839	34,740	35,636	36,505	32,966	35,627
Branded postpaid ABPU	$61.90	$62.59	$63.38	$63.08	$61.89	$60.40	$59.89	$62.63	$60.71

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,025	$2,119	$2,182	$2,227	$2,299	$2,334	$2,376	$6,326	$7,009
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	17,962	18,662	19,134	19,431	19,889	20,131	20,336	18,586	20,119
Branded prepaid ARPU	$37.58	$37.86	$38.01	$38.20	$38.53	$38.65	$38.93	$37.82	$38.71

(1)	Branded postpaid phone ARPU includes the reclassification of 43,000 DIGITS average customers and related revenue to the "Branded postpaid other customers" category for the second quarter of 2017.

Definitions of Terms

Operating and financial measures are utilized by T-Mobile's management to evaluate its operating performance and, in certain cases, its ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, T-Mobile believes the measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance.

1.
Customer - SIM number with a unique T-Mobile mobile identifier which is associated with an account that generates revenue. Branded customers generally include customers that are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance. Wholesale customers include Machine-to-Machine (M2M) and Mobile Virtual Network Operator (MVNO) customers that operate on T-Mobile's network, but are managed by wholesale partners.

2.
Churn - Number of customers whose service was disconnected as a percentage of the average number of customers during the specified period. The number of customers whose service was disconnected is presented net of customers that subsequently have their service restored within a certain period of time.

3.
Customers per account - The number of branded postpaid customers as of the end of the period divided by the number of branded postpaid accounts as of the end of the period. An account may include branded postpaid phone, mobile broadband, and DIGITS customers.

4.
Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes mobile broadband and DIGITS customers and related revenues.
Average Billings per User (ABPU) - Average monthly branded postpaid service revenue earned from customers plus monthly EIP billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile's postpaid customers each month.
Service revenues - Branded postpaid, including handset insurance, branded prepaid, wholesale, and roaming and other service revenues.

5.
Cost of services - Costs directly attributable to providing wireless service through the operation of T-Mobile's network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.

Cost of equipment sales - Costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.
Selling, general and administrative expenses - Costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense and administrative support activities.

6.	Net income margin - Margin % calculated as net income divided by service revenues.

7.
Adjusted EBITDA - Earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense, non-cash stock-based compensation and certain expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile's ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs as they are not indicative of T-Mobile's ongoing operating performance and certain other nonrecurring expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP. In Q1 2017, we made an accounting change to include imputed interest associated with EIP receivables in Other revenues which are included in Adjusted EBITDA.

8.	Adjusted EBITDA Margin - Margin % calculated as Adjusted EBITDA divided by service revenues.

9.	Smartphones - UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.

10.
Free Cash Flow - Net cash provided by operating activities less cash purchases of property and equipment. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business. The reconciliation of Free Cash Flow to net cash provided by operating activities is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

11.	Net debt - Short-term debt, short-term debt to affiliates, long-term debt, and long-term debt (excluding tower obligations) to affiliates, less cash and cash equivalents and short-term investments.

Forward-Looking Statements

This Investor Factbook includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile's plans, outlook, beliefs, opinion, projections, guidance, strategy, store openings, deployment of spectrum and expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: adverse economic or political conditions in the U.S. and international markets; competition in the wireless services market, including new competitors entering the industry as technologies converge; the effects any future merger or acquisition involving us, as well as the effects of mergers or acquisitions in the technology, media and telecommunications industry; challenges in implementing our business strategies or funding our wireless operations, including payment for additional spectrum or network upgrades; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; difficulties in managing growth in wireless data services, including network quality; material changes in available technology; the timing, scope and financial impact of our deployment of advanced network and business technologies; the impact on our networks and business from major technology equipment failures; breaches of our and/or our third party vendors’ networks, information technology and data security; natural disasters, terrorist attacks or similar incidents; existing or future litigation; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks; any disruption or failure of our third parties’ or key suppliers’ provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; the ability to make payments on our debt or to repay our existing indebtedness when due; adverse change in the ratings of our debt securities or adverse conditions in the credit markets; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission (“SEC”), may require, which could result in an impact on earnings; and changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; and other risks described in our filings with the SEC, including those described in our most recently filed Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About T-Mobile US, Inc.

As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. Our advanced nationwide 4G LTE network delivers outstanding wireless experiences to 70.7 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.T-Mobile.com or join the conversation on Twitter using $TMUS.